UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2020

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

82 Richmond Street East, Toronto, Ontario, Canada	M5C 1P1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 416-477-7771

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each Exchange on which Registered
None

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2020, Bunker Hill Mining Corporation (the “Company”) announced the appointment of Mr. Richard Williams to the Company’s Board of Directors and as Executive Chairman of the Company.

“I am excited and honoured to be joining the Bunker Hill team as its Executive Chairman to lead them in unlocking the extraordinary value contained within this remarkable asset, and thereby deliver for the shareholders, the Silver Valley community and all other stakeholders the returns and benefits that they have long waited for, “ stated Mr. Williams.

Mr. Williams is an Executive with an established track-record of transformational leadership within the Mining Industry and other demanding environments. He is currently a Non-Executive Director of Trevali Mining Corporation and an advisor to companies facing complex operational, political or ESG challenges. Formerly the Chief Operating Officer of Barrick Gold Corporation and the company’s Executive Envoy to Tanzania, he has also served as Chief Executive Officer of the Afghan Gold and Minerals Company and as a Non-Executive Director of Gem Diamonds Limited. Prior to his commercial mining experience, Mr. Williams served as the Commanding Officer of the British Army’s Special Forces Regiment, the SAS. He holds an MBA from Cranfield University, a BSc in Economics from University College London and an MA in Security Studies from Kings College London.

ITEM 8.01 Other Events

On April 1, 2020, the Company announced commencement of drilling and sampling programs at Bunker Hill Mine.

ITEM 9.01(b) Exhibits

Exhibit	Description

99	Press Release dated April 1, 2020 announcing commencement of drilling and sampling programs at Bunker Hill Mine

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUNKER HILL MINING CORP.

Date: April 1, 2020	By:	/s/ John Ryan
John Ryan
CEO, Chief Executive Officer